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                                                                                                                        EXHIBIT 11B
                        GATX CORPORATION AND SUBSIDIARIES

         COMPUTATION OF NET (LOSS) INCOME PER SHARE OF COMMON STOCK AND
                   COMMON STOCK EQUIVALENTS ASSUMING DILUTION
           (PRINCIPALLY CONVERSION OF ALL OUTSTANDING PREFERRED STOCK)
                     (In Millions, Except Per Share Amounts)


                                                                                     Year Ended December 31
                                                            -------------------------------------------------------------------
                                                             1997            1996           1995           1994           1993
                                                            ------          ------         ------         ------         ------


Average number of shares used to
     compute basic earnings per share                         22.5            20.2           20.0           19.9          19.6
Shares issuable upon assumed exercise
     of stock options, reduced by the
     number of shares which could have
     been purchased with the proceeds
     from exercise of such options                               *              .3             .4             .3             *
Common Stock issuable upon assumed
     conversion of Preferred Stock                               *             4.0            4.0            4.0             *
                                                           -------         -------        -------         ------        ------

Total                                                         22.5            24.5           24.4           24.2          19.6
                                                           =======         =======        =======         ======        ======

Net (loss) income as adjusted
     per basic computation                                  $(57.6)        $  89.5        $  87.6         $ 78.2        $ 59.4
Add - Dividends paid and
     accrued on Preferred Stock                                  *            13.2           13.2           13.3             *
                                                            ------         -------        -------         ------        ------

Net (loss) income, as adjusted                              $(57.6)        $ 102.7        $ 100.8         $ 91.5        $ 59.4
                                                            ======         =======        =======         ======        ======

Net (loss) income per share,
     assuming dilution                                      $(2.55)        $  4.20        $  4.14         $ 3.79        $ 3.03
                                                            ======         =======        =======         ======        ======

* Exercise of options and conversion of Preferred Stock is excluded from computation of diluted earnings because of antidilutive effects.

Additional diluted computation (1)
     Average number of shares used to
         compute basic earnings per share                     22.5                                                        19.6
     Common stock issuable upon assumed
         conversion of Preferred Stock, and
         stock option exercises                                2.3                                                         4.3
                                                           -------                                                      ------

                                                              24.8                                                        23.9
                                                            ======                                                      ======
     Net (loss) income as adjusted
         per basic computation                             $ (57.6)                                                     $ 59.4
     Add - Dividends paid and accrued
         on Preferred Stock                                    6.7                                                        13.3
                                                           -------                                                      ------

                                                           $ (50.9)                                                     $ 72.7
                                                           =======                                                      ======
     Net (loss) income per share,
         assuming dilution                                 $ (2.05)                                                     $ 3.04
                                                           =======                                                      ======

(1)    This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an antidilutive result.

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